Exhibit 10.2

Secured Promissory Note

$450,000.00	Austin, TX
May 31, 2022

For value received Jacqueline M. Soptick, a resident of Texas, and Richard Lee Fink, also a resident of Texas(collectively, the “Buyers”), hereby jointly, severally and unconditionally promise to pay to the order of Nano Magic Holdings Inc., a Delaware corporation (together with successors and assigns, the “Seller”), the principal sum of Four Hundred Fifty Thousand Dollars and No Cents ($450,000.00) (the “Loan”). The principal amount due under this Note shall bear interest at a rate of 7% per annum and accrue starting on the date hereof. Interest shall be paid quarterly, in cash, not more than 10 days after the end of the quarter with the first payment due June 30, 2022. Principal shall be paid in cash in fourteen semi-annual payments as set forth on Annex A. All payments in respect of this Note shall be made in lawful money of the United States of America. The Loan may be prepaid at any time and from time to time without premium or penalty.

Upon any payment default, holder will give notice to the Buyers at its address below and if the default is not cured within 10 days, all amounts due hereunder shall be immediately due and payable; except that if the Buyers give written notice to holder before the end of the 10-day period that ANI (as defined below) is entitled to cash payments under a then-effective government research contract which will, under the payment and disbursement provisions of that contract, provide the cash for ANI to make the payment on a later date stated in such notice, which date will be not later than 60 days after the due date of the missed payment, then no acceleration shall occur until 10 days after the payment date stated in the notice. The cure provision of the preceding sentence may only be used once with respect to any payment due hereunder.

This Note is issued pursuant to a Stock Purchase Agreement of even date between the Buyers and the Seller. As security for the payment of the Loan, the Buyers have pledged and deposited with Seller the stock of Applied Nanotech, Inc., a Delaware corporation (“ANI”) purchased by the Buyers under the Stock Purchase Agreement. As further security, Buyers will cause ANI to guaranty this note. Any default by ANI under any material contract of ANI, or any failure of ANI or the Buyers to comply with the provisions of the ANI certificate of incorporation will entitle the holder, not less than 30 days after written notice to the Buyers, to accelerate the Loan. No portion of the security shall be released until the Loan and any other obligations incurred under this Note have been paid and satisfied in full. The Buyers have the right to exercise all voting and consent rights with respect to the pledged stock until the holder gives written notice to the Buyers both that the Loan has been accelerated under the default provisions of this Note and that the holder claims voting rights.

The undersigned waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note and agree to pay all costs of collection when incurred, including attorneys’ fees, and to perform and comply with each of the covenants, conditions, provisions and agreements contained in every instrument now evidencing or securing said indebtedness. No extension of the time for the payment of this Note or any installment thereof made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the undersigned’s liability under this Note, either in whole or in part, unless the undersigned shall be a party to such agreement.

The Buyers’ obligations under this Note are absolute and unconditional and shall not be subject to any defense, setoff or counterclaim that may at any time be available to or be asserted by them or either of them. The Buyers hereby waive, and agree not to assert, any right to offset or interpose as a defense or counterclaim any claim against the Seller against its obligations under this Note.

The Buyers shall pay all reasonable out-of-pocket expenses incurred by the Seller, including fees and disbursements of counsel for the Seller, in connection with the enforcement of this Note.

The Buyers agree that to the extent any payment on this Note which payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid, their successors or assigns under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligations, or part thereof, under this Note that have been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

This Note shall be governed by the laws of the state of Michigan without giving effect to its principles of conflicts of laws. Buyers waive any objection to suit in the state of Federal courts sitting in Michigan including any objection to personal jurisdiction, venue or forum non-conveniens.

Should any provision of this Note be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Note, and the parties hereto agree that the provision of this Note so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom and the remainder will have the same force and effectiveness as if such provision had never been included herein. The Buyers and the holder shall use their best efforts to replace the provision so deemed to have been stricken herefrom with a provision that the parties reasonably believe to be valid and enforceable and which has a substantially identical economic and legal effect as the provision so deemed to have been stricken herefrom.

Notwithstanding anything to the contrary in this Note, Buyers shall not be personally liable for any amounts owing under this Note.

IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the Buyers.

/s/ Jacqueline M. Soptick
Jacqueline M. Soptick

/s/ Richard Lee Fink
Richard Lee Fink

Notice addresses (until changed by further notice):

Buyers: jsoptick@appliednanotech.net and dfink@appliednanotech.net

ANI: jsoptick@appliednanotech.net and dfink@appliednanotech.net

Seller: tom@nanomagic.com with a copy to leo@nanomagic.com

ANNEX A

Due Date: not more than 10 days after	Principal Payment
November 30, 2022	$20,000.00
May 31, 2023	$20,000.00
November 30, 2023	$20,000.00
May 31, 2024	$25,000.00
November 30, 2024	$25,000.00
May 31, 2025	$25,000.00
November 30, 2025	$25,000.00
May 31, 2026	$30,000.00
November 30, 2026	$30,000.00
May 31, 2027	$30,000.00
November 30, 2027	$30,000.00
May 31, 2028	$30,000.00
November 30, 2028	$30,000.00
May 31, 2029	$30,000.00
December 31, 2029	$80,000.00